PROSPECTUS SUPPLEMENT No. 2

$378,135,000

Anixter International Inc.

Liquid Yield Option™ Notes Due 2033
(Zero Coupon — Senior)
and
Common Stock Issuable Upon
Conversion of the LYONs

        This prospectus supplement supplements the prospectus dated October 8, 2003 of Anixter International Inc., as supplemented November 21, 2003, relating to the sale by certain of our securityholders (including their pledgees, donees, transferees or other successors) of up to $378,135,000 principal amount at maturity of LYONs and up to 4,869,357 shares of common stock to be issued upon conversion of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

      The table of Selling Securityholders contained in the prospectus is hereby amended to add the entities who are named below as Selling Securityholders.

	Aggregate
	Principal Amount			Percentage of
	of LYONs at	Percentage of	Number of Shares	Common
	Maturity That	LYONS	of Common Stock	Stock
Name of Selling Securityholder	May Be Sold	Outstanding	That May Be Sold	Outstanding

Akela Capital Master Fund, Ltd.	$25,200,000	6.66	324,507	*
Alexandria Global Master Fund, Ltd	5,800,000	1.53	74,688	*
CIBC World Markets	14,550,000	3.85	187,364	*
KBC Financial Products USA Inc.	100,000	*	1,287	*
The Coast Fund, L.P.	4,300,000	1.14	55,372	*
Additionally, the following line items in the table of Selling Securityholders are hereby amended as follows:
Man Mac 1 Limited	9,500,000	2.51	122,334	*
SG Cowen Securities Corp.	6,000,000	1.59	77,263	*
* Less than 1%

      Investing in the LYONs or the common stock involves risks described in the “Risk Factors” section beginning on page 6 of the prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

™ Trademark of Merrill Lynch & Co.

      The date of this prospectus supplement is January 23, 2004